EXHIBIT 99.1

PRESS RELEASE

ENERGY TRANSFER PARTNERS, L.P.

COMPLETES TWO-FOR-ONE SPLIT OF PARTNERSHIP UNITS

Dallas, Texas – March 16, 2005 – Energy Transfer Partners, L.P. (NYSE:ETP) announced today that it has completed its previously announced two-for-one split of the Partnership’s units. The Partnership’s Common Units will trade on a post-split basis beginning at the opening of trading today.

The Partnership distributed to investors one additional Partnership unit for each Partnership unit held as of February 28, 2005. Based upon the quarterly cash distribution paid on January 14, 2005 for the first quarter ended November 30, 2004, the Partnership’s quarterly cash distribution rate on a post-split basis will equate to $0.4375 per unit, or an annual rate of $1.75 per unit (which on a pre-split basis was $0.875 per unit quarterly and $3.50 per unit annually).

“We are pleased to announce that we have completed the two-for-one split of our Partnership units,” said H. Michael Krimbill, the Partnership’s President and Chief Financial Officer. “The split is the result of an increased Common Unit price resulting from growth in our distribution and investor confidence in the Partnership. That growth was provided by the Partnership’s successful acquisition and internal growth program. We believe that the unit split will make the Partnership’s Common Units more accessible and attractive to our investors.”

Energy Transfer Partners, L.P. is a publicly traded partnership owning and operating a diversified portfolio of energy assets. The Partnership’s natural gas operations include approximately 12,000 miles of natural gas gathering and transportation pipelines with an aggregate throughput capacity of 7.6 billion cubic feet of natural gas per day, with natural gas treating and processing assets located in Texas, Oklahoma, and Louisiana. The Partnership is the fourth largest retail marketer of propane in the United States, serving more than 650,000 customers from 311 customer service locations in 33 states extending from coast to coast, with concentration in the western, upper midwestern, northeastern, and southeastern regions of the United States.

This press release may include certain statements concerning expectations for the future that are forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on the Partnership’s website at www.energytransfer.com. For more information, please contact H. Michael Krimbill, President and Chief Financial Officer, at 918-492-7272.